Exhibit 99.1
Noranda Reports Third Quarter 2012 Results
Key Third Quarter 2012 Metrics

•	Average realized Midwest transaction price per pound shipped was $0.96, compared to $1.01 in second quarter 2012 and $1.18 in third quarter 2011

•	Diluted EPS was $0.05, compared to $0.36 in second quarter 2012 and $0.45 in third quarter 2011

•	Excluding special items, diluted EPS was a loss of $0.16, compared to $0.11 income per share in second quarter 2012 and $0.21 income per share in third quarter 2011

•	Total segment profit was $10.1 million, compared to $49.1 million in second quarter 2012 and $60.2 million in third quarter 2011

•	Operating activities provided $4.5 million of cash, compared to $1.9 million used in second quarter 2012, and $33.7 million provided in third quarter 2011

•	Cash and cash equivalents totaled $33.9 million and total liquidity was $166.7 million at September 30, 2012
Franklin, Tennessee – October 24, 2012 – Noranda Aluminum Holding Corporation (NYSE: NOR) today reported results for third quarter 2012.
"Our third quarter 2012 results reflect LME levels which reached near historical lows during the quarter," said Layle K. (Kip) Smith, Noranda's President and Chief Executive Officer, "and we are prudently managing our balance sheet and cost structure through the current LME environment. Additionally, our results reflect the impact of production disruptions which adversely affected our ability to produce and ship products in our Primary Aluminum and Flat-Rolled Products segments. These disruptions were compounded by the effects of Hurricane Isaac on our Alumina segment. We understand the root causes of these disruptions, and we have either addressed them or are in the process of addressing them. We recognize it is essential to eliminate the effects of such events so that we can continue to meet what we see as stable demand for our key primary and flat-rolled aluminum products."
Noranda reported third quarter 2012 net income of $3.8 million ($0.05 per diluted share), compared to second quarter 2012 net income of $25.3 million ($0.36 per diluted share) and third quarter 2011 net income of $30.8 million ($0.45 per diluted share). Excluding special items, Noranda reported third quarter 2012 net loss of $10.8 million ($0.16 loss per diluted share), compared to income of $7.8 million ($0.11 per diluted share) in second quarter 2012 and third quarter 2011 net income of $14.4 million ($0.21 per diluted share).
Results for third quarter 2012 include a $5.9 million negative impact to segment profit (a $3.9 million, or $0.06 per share, after-tax negative impact to net income) from Hurricane Isaac, which made landfall near Gramercy, Louisiana on August 29, 2012. This $5.9 million impact resulted from lost contribution margin, losses on replacement alumina, and production inefficiencies incurred while the refinery operated below normal levels.
Third Quarter 2012 Results
Sales for third quarter 2012 were $336.8 million, compared to $371.7 million in second quarter 2012 and $400.4 million in third quarter 2011.

•
Comparing third quarter 2012 to second quarter 2012, sales decreased $34.9 million, driven equally by a lower average LME aluminum price and by lower external shipment volumes in each segment except Bauxite. Although demand for the Company's products has continued to be stable, location-specific issues in the Alumina, Primary Aluminum and Flat-Rolled Products segments, led to a sequential drop in external volumes. In the Alumina segment, the decline was due to the production disruption following Hurricane Isaac. Production variability in the Primary Aluminum segment, including the timing and concentration of pots taken out of operation to be relined, led to a decrease in total external shipments. In the Flat-Rolled Products segment, maintenance activities early in the quarter caused a lag in shipment volumes.

•
Comparing third quarter 2012 to third quarter 2011, sales decreased $63.6 million primarily due to a sharp year-over-year decline in the LME aluminum price. Persistent global macro-economic concerns, particularly the European sovereign-debt crisis and fears of slowing economic growth in China, have dampened LME aluminum prices since the second half of 2011. Substantially all the Company's external revenues are linked to the LME aluminum price, which averaged $0.87 per pound in third quarter 2012, compared to $1.09 per pound in third quarter 2011.

Total third quarter 2012 segment profit was $10.1 million, compared to $49.1 million in second quarter 2012 and $60.2 million in third quarter 2011.

•
Third quarter 2012 segment profit declined $39.0 million compared to second quarter 2012. Approximately $9.8 million of this decline was due to the effects of lower LME levels and $10.0 million was related to the negative effect of summer seasonal peak power costs at the Company's aluminum smelter. These factors were compounded by the $5.9 million impact of Hurricane Isaac at the Company's alumina refinery and an $8.0 million impact from production variability at its aluminum smelter and at one of its rolling mill facilities.

•
Third quarter 2012 segment profit decreased by $50.1 million compared to third quarter 2011, primarily driven by the effects of lower LME levels, which contributed $41.8 million of the decrease. Additionally, third quarter 2012 results were affected by production variability which increased costs and reduced shipments in the Primary Aluminum and Flat-Rolled Products segments, and by the production disruption following Hurricane Isaac in the Alumina segment. These effects were partially offset by more favorable natural gas prices and lower prices for carbon-based products.

Excluding special items, the Company reported a third quarter 2012 net loss of $10.8 million, compared to net income of $7.8 million in second quarter 2012 and third quarter 2011 net income of $14.4 million.

•
Relative to second quarter 2012, the decline in third quarter 2012 profitability was primarily due to after-tax effects of the $39.0 million decrease in segment profit. This decline was partially offset by the after-tax effect of a $10.6 million favorable change in the LIFO reserve for third quarter 2012 compared to second quarter 2012.

•
Relative to third quarter 2011, the decline in third quarter 2012 profitability was primarily due to after-tax effects of the $50.1 million decrease in segment profit. This decline was partially offset by the after-tax effect of an $8.1 million favorable change in the LIFO reserve from third quarter 2012 compared to third quarter 2011.

Year-to-date Results
Sales for the first nine months of 2012 were $1.06 billion, compared to $1.22 billion in the first nine months of 2011. Of the $159.3 million decrease in sales, $146.1 million was attributable to lower realized prices. The LME aluminum price averaged $0.92 per pound in the first nine months of 2012, compared to $1.14 per pound in the first nine months of 2011.
Total segment profit was $103.8 million in the first nine months of 2012 and $230.8 million in the first nine months of 2011. This decrease is attributable primarily to the effects of lower average LME aluminum prices during 2012.
Segment Information

	Three months ended
	September 30, 2012	June 30, 2012	September 30, 2011

Key primary aluminum products segment metrics:
Average realized Midwest transaction price (per pound)	$0.96	$1.01	$1.18
Integrated primary aluminum net cash cost (per pound shipped)	$0.92	$0.73	$0.81
Total primary aluminum shipments (pounds, in millions)	138.8	146.2	148.6
Segment profit (loss) (in millions):
Bauxite	$0.3	$1.4	$6.8
Alumina	1.8	13.7	23.4
Primary Aluminum	3.1	23.1	21.8
Eliminations	0.2	2.6	4.1
Total integrated upstream business segment profit	5.4	40.8	56.1
Flat-Rolled Products	12.0	14.6	12.1
Corporate	(7.3)	(6.3)	(8.0)
Total segment profit	$10.1	$49.1	$60.2
Bauxite. The Bauxite segment reported a $0.3 million segment profit in third quarter 2012, compared to $1.4 million in second quarter 2012 and $6.8 million in third quarter 2011.

•
Compared to second quarter 2012, third quarter 2012 Bauxite segment profit decreased due primarily to increased shipping demurrage costs and continuing reductions in LME-linked selling prices. This reduction was partially offset by a reduction retroactive to the beginning of the 2012 to the LME-linked mining levy rate paid to the Government of Jamaica.

•	Compared to third quarter 2011, third quarter 2012 Bauxite segment profit decreased due primarily to lower LME-linked external bauxite prices and increased shipping demurrage costs.

Alumina. The Alumina segment reported a $1.8 million segment profit in third quarter 2012, compared to $13.7 million in second quarter 2012 and $23.4 million in third quarter 2011. For both comparisons, in addition to the $5.9 million impact from the production disruption following Hurricane Isaac, Alumina results reflect the negative impact of lower LME-indexed internal and external selling prices. Comparing third quarter 2012 to third quarter 2011, these effects were partially offset by lower natural gas prices.
Primary Aluminum. Segment profit in third quarter 2012 was $3.1 million, compared to $23.1 million in second quarter 2012 and $21.8 million in third quarter 2011.

•
Compared to second quarter 2012, third quarter 2012 Primary Aluminum segment profit decreased by $20.0 million, reflecting declines in both the LME aluminum price and shipment volumes, as well as the full impact of seasonal peak power rates. Additionally, Primary Aluminum segment results were affected by production variabilities with a $6.0 million impact for the quarter. Seasonal peak power rates increased the Company's integrated primary aluminum net cash cost by approximately $0.07 per pound in third quarter 2012 compared to second quarter 2012. There are no seasonal peak power rates in the first or fourth quarters.

•
Compared to third quarter 2011, the third quarter 2012 decrease in segment profit resulted primarily from lower 2012 LME aluminum prices, offset in part by more favorable alumina and carbon-based products raw materials pricing.

Flat-Rolled Products. Segment profit in third quarter 2012 was $12.0 million, compared to $14.6 million in the second quarter 2012 and $12.1 million in third quarter 2011.

•
Compared to second quarter 2012, third quarter 2012 Flat-Rolled Products segment profit decreased due primarily to higher direct conversion costs to meet delivery commitments, combined with slightly lower shipment volumes.

•	Compared to third quarter 2011, third quarter 2012 segment profit was relatively unchanged.
Liquidity and Capital Resources
At September 30, 2012, the Company had $33.9 million of cash and cash equivalents and $132.8 million of available borrowing capacity under its asset-based revolving credit facility.
Operating activities provided $4.5 million of cash in third quarter 2012, compared to $1.9 million of cash used in second quarter 2012 and $33.7 million provided in third quarter 2011. The table below summarizes the driving factors in the variability of the Company's operating cash flow:

	Three months ended
(in millions)	September 30, 2012	June 30, 2012	September 30, 2011
Segment profit	$10.1	$49.1	$60.2
Gas hedges	(9.6)	(10.6)	(6.2)
Pension and other	(8.4)	(12.4)	(6.8)
Interest	(5.1)	(11.3)	(0.7)
Taxes paid	(7.3)	(23.2)	(17.5)
Operating working capital	24.8	6.5	4.7
Cash provided by (used in) operating activities	$4.5	$(1.9)	$33.7
The Company has no debt maturities until 2015. The Company continues to actively evaluate its capital structure and debt maturities.
For 2012 as a whole, the Company expects capital expenditures to be approximately $78 million, of which $59.8 million have been incurred through September 30, 2012.

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data and where noted)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	$	$	$	$
Statements of operations data:
Sales	336.8	400.4	1,062.0	1,221.3
Operating costs and expenses:
Cost of sales	323.3	350.4	959.4	1,031.8
Selling, general and administrative expenses	24.3	26.8	64.8	72.3
Total operating costs and expenses	347.6	377.2	1,024.2	1,104.1
Operating income (loss)	(10.8)	23.2	37.8	117.2
Other expenses (income):
Interest expense, net	8.9	5.2	24.2	16.4
Gain on hedging activities, net	(25.4)	(19.5)	(62.5)	(65.6)
Debt refinancing expense	—	—	8.1	—
Total other income, net	(16.5)	(14.3)	(30.2)	(49.2)
Income before income taxes	5.7	37.5	68.0	166.4
Income tax expense	1.9	6.7	22.7	49.9
Net income	3.8	30.8	45.3	116.5
Net income per common share:
Basic	0.06	0.46	0.67	1.74
Diluted	0.05	0.45	0.66	1.71
Weighted-average common shares outstanding:
Basic	67.68	67.23	67.49	67.00
Diluted	69.12	68.49	69.10	68.32
Cash dividends declared per common share	0.04	—	1.37	—
Sales by segment:
Bauxite	33.6	40.9	99.1	115.4
Alumina	80.6	104.1	268.3	317.2
Primary Aluminum	147.2	187.7	471.3	561.1
Flat-Rolled Products	145.5	163.2	449.5	488.3
Eliminations	(70.1)	(95.5)	(226.2)	(260.7)
Total	336.8	400.4	1,062.0	1,221.3
Segment profit (loss):
Bauxite	0.3	6.8	3.9	19.2
Alumina	1.8	23.4	29.2	73.9
Primary Aluminum	3.1	21.8	51.9	117.6
Flat-Rolled Products	12.0	12.1	41.1	41.8
Corporate	(7.3)	(8.0)	(22.3)	(21.8)
Eliminations	0.2	4.1	—	0.1
Total	10.1	60.2	103.8	230.8
Financial and other data:
Average realized Midwest transaction price (per pound)	0.96	1.18	1.01	1.21
Integrated primary aluminum net cash cost (per pound)	0.92	0.81	0.81	0.72
Shipments:
Third party shipments:
Bauxite (kMts)	666.1	619.9	1,676.9	1,853.9
Alumina (kMts)	150.7	160.2	479.0	482.2
Primary Aluminum (pounds, in millions)	120.0	123.8	369.1	383.0
Flat-Rolled Products (pounds, in millions)	97.6	94.9	292.8	286.3
Intersegment shipments:
Bauxite (kMts)	601.1	749.3	1,897.6	2,018.3
Alumina (kMts)	120.4	123.9	369.0	380.9
Primary Aluminum (pounds, in millions)	18.8	24.8	58.1	52.6

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)
(unaudited)

	September 30, 2012	December 31, 2011
	$	$
ASSETS
Current assets:
Cash and cash equivalents	33.9	42.7
Accounts receivable, net	122.8	107.6
Inventories, net	202.9	186.5
Taxes receivable	8.3	—
Prepaid expenses	19.5	13.3
Other current assets	12.3	41.3
Total current assets	399.7	391.4
Property, plant and equipment, net	693.1	699.8
Goodwill	137.6	137.6
Other intangible assets, net	62.7	67.1
Other assets	86.6	81.6
Total assets	1,379.7	1,377.5
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	105.9	95.9
Accrued liabilities	59.3	87.3
Taxes payable	—	2.6
Derivative liabilities, net	10.4	40.9
Deferred tax liabilities	6.2	35.9
Current portion of long-term debt	3.3	2.4
Total current liabilities	185.1	265.0
Long-term debt, net	593.2	426.1
Long-term derivative liabilities, net	0.4	0.1
Pension and other post-retirement benefit ("OPEB") liabilities	179.1	175.7
Other long-term liabilities	48.0	46.2
Long-term deferred tax liabilities	206.9	202.8
Common stock subject to redemption (0.2 shares at September 30, 2012 and December 31, 2011)	2.0	2.0
Shareholders’ equity:
Preferred stock (25.0 shares authorized, $0.01 par value; no shares issued and outstanding at September 30, 2012 and December 31, 2011)	—	—
Common stock (200.0 shares authorized; $0.01 par value; 67.7 shares issued and outstanding at September 30, 2012; 67.3 shares issued and outstanding at December 31, 2011, including 0.2 shares subject to redemption at September 30, 2012 and December 31, 2011)	0.7	0.7
Capital in excess of par value	232.5	231.9
Retained earnings	16.5	63.4
Accumulated other comprehensive loss	(90.7)	(42.4)
Total shareholders’ equity	159.0	253.6
Non-controlling interest	6.0	6.0
Total equity	165.0	259.6
Total liabilities and equity	1,379.7	1,377.5

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	$	$	$	$
OPERATING ACTIVITIES
Net income	3.8	30.8	45.3	116.5
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	23.6	25.0	70.2	73.1
Non-cash interest expense	0.7	0.7	2.1	11.0
Last in, first out and lower of cost or market inventory adjustments	(10.0)	(1.9)	(14.3)	17.3
(Gain) loss on disposal of assets	1.2	0.3	(1.4)	1.8
Gain on hedging activities, excluding cash settlements	(38.6)	(25.1)	(99.6)	(83.1)
Debt refinancing expense	—	—	8.1	—
Deferred income taxes	2.0	(7.7)	2.1	(2.3)
Share-based compensation expense	0.9	0.9	3.9	4.4
Excess tax benefit related to share-based payment arrangements	—	—	—	(0.7)
Changes in other assets	(2.6)	1.2	(6.0)	(5.7)
Changes in pension, other post-retirement and other long-term liabilities	(2.4)	(11.6)	(1.3)	(13.9)
Changes in current operating assets and liabilities:
Accounts receivable, net	13.8	9.6	(15.2)	(8.4)
Inventories, net	5.2	6.4	(3.5)	(22.2)
Taxes receivable and taxes payable	(6.9)	5.3	(11.1)	(1.8)
Other current assets	2.4	(1.9)	24.6	(20.0)
Accounts payable	5.8	(11.3)	10.3	17.0
Accrued liabilities	5.6	13.0	(28.0)	27.3
Cash provided by (used in) operating activities	4.5	33.7	(13.8)	110.3
INVESTING ACTIVITIES
Capital expenditures	(17.9)	(14.8)	(59.8)	(44.1)
Proceeds from sale of property, plant and equipment	—	0.2	4.8	2.6
Cash used in investing activities	(17.9)	(14.6)	(55.0)	(41.5)
FINANCING ACTIVITIES
Proceeds from issuance of common shares	0.3	—	0.5	0.6
Dividends paid to shareholders	(2.7)	—	(92.2)	—
Distributions paid to share-based award holders	—	—	(3.1)	—
Repurchase of shares	(0.1)	—	(0.4)	—
Repayments of long-term debt	(0.8)	—	(154.8)	—
Borrowings on long-term debt, net	—	—	322.6	—
Payments of financing costs	—	—	(12.6)	—
Excess tax benefit related to share-based payment arrangements	—	—	—	0.7
Cash provided by (used in) financing activities	(3.3)	—	60.0	1.3
Change in cash and cash equivalents	(16.7)	19.1	(8.8)	70.1
Cash and cash equivalents, beginning of period	50.6	84.8	42.7	33.8
Cash and cash equivalents, end of period	33.9	103.9	33.9	103.9

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended September 30, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	13.6	48.6	129.1	145.5	—	—	336.8
Intersegment	20.0	32.0	18.1	—	—	(70.1)	—
Total sales	33.6	80.6	147.2	145.5	—	(70.1)	336.8

Capital expenditures	2.6	4.6	7.1	2.7	0.9	—	17.9

Reconciliation of segment profit (loss) to operating income:
Segment profit (loss)	0.3	1.8	3.1	12.0	(7.3)	0.2	10.1
Depreciation and amortization	(2.1)	(5.8)	(11.0)	(4.4)	(0.3)	—	(23.6)
Last in, first out and lower of cost or market inventory adjustments	—	—	3.0	6.8	—	0.2	10.0
Gain (loss) on disposal of assets	0.2	—	(1.4)	—	—	—	(1.2)
Non-cash pension, accretion and stock compensation	—	(0.2)	(1.4)	(1.3)	(1.1)	—	(4.0)
Relocation and severance	—	—	0.1	(0.1)	(0.1)	—	(0.1)
Consulting fees	—	—	—	—	(0.2)	—	(0.2)
Cash settlements on hedging transactions	—	—	0.2	2.3	—	—	2.5
Other, net (1)	—	—	(3.6)	(0.1)	—	(0.6)	(4.3)
Operating income (loss)	(1.6)	(4.2)	(11.0)	15.2	(9.0)	(0.2)	(10.8)
Interest expense, net							8.9
Gain on hedging activities, net							(25.4)
Total other income, net							(16.5)
Income before income taxes							5.7

(1)
In third quarter 2012, the Company expensed $3.5 million of contingency costs related to assembling a back-up labor force during the renegotiation of its collective bargaining agreement at its New Madrid smelter.

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended September 30, 2011
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	17.4	60.6	159.2	163.2	—	—	400.4
Intersegment	23.5	43.5	28.5	—	—	(95.5)	—
Total sales	40.9	104.1	187.7	163.2	—	(95.5)	400.4

Capital expenditures	1.3	4.1	6.5	2.7	0.2	—	14.8

Reconciliation of segment profit (loss) to operating income:
Segment profit (loss)	6.8	23.4	21.8	12.1	(8.0)	4.1	60.2
Depreciation and amortization	(3.2)	(5.3)	(11.5)	(4.7)	(0.3)	—	(25.0)
Last in, first out and lower of cost or market inventory adjustments	—	—	(2.0)	0.7	—	3.2	1.9
Gain (loss) on disposal of assets	—	—	(0.4)	0.1	—	—	(0.3)
Non-cash pension, accretion and stock compensation	(0.1)	(0.1)	(0.8)	(0.6)	(1.0)	—	(2.6)
Relocation and severance	—	—	(0.6)	(0.1)	(0.5)	—	(1.2)
Consulting fees	—	—	—	—	(1.4)	—	(1.4)
Cash settlements on hedging transactions	—	—	0.3	—	—	—	0.3
Other, net	0.1	(0.1)	0.1	—	(3.5)	(5.3)	(8.7)
Operating income (loss)	3.6	17.9	6.9	7.5	(14.7)	2.0	23.2
Interest expense, net							5.2
Gain on hedging activities, net							(19.5)
Total other income, net							(14.3)
Income before income taxes							37.5

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Nine months ended September 30, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	37.3	162.1	413.1	449.5	—	—	1,062.0
Intersegment	61.8	106.2	58.2	—	—	(226.2)	—
Total sales	99.1	268.3	471.3	449.5	—	(226.2)	1,062.0

Capital expenditures	6.6	12.8	27.8	10.4	2.2	—	59.8

Reconciliation of segment profit (loss) to operating income:
Segment profit (loss)	3.9	29.2	51.9	41.1	(22.3)	—	103.8
Depreciation and amortization	(6.3)	(16.3)	(32.9)	(13.7)	(1.0)	—	(70.2)
Last in, first out and lower of cost or market inventory adjustments	—	—	7.4	7.2	—	(0.3)	14.3
Gain (loss) on disposal of assets	0.2	—	(3.0)	4.2	—	—	1.4
Non-cash pension, accretion and stock compensation	(0.1)	(0.6)	(4.1)	(3.7)	(4.6)	—	(13.1)
Relocation and severance	—	—	(0.1)	(0.2)	(0.2)	—	(0.5)
Consulting fees	—	—	—	—	(0.7)	—	(0.7)
Cash settlements on hedging transactions	—	—	0.7	6.3	—	—	7.0
Other, net (1)	—	(0.4)	(3.5)	—	(0.2)	(0.1)	(4.2)
Operating income (loss)	(2.3)	11.9	16.4	41.2	(29.0)	(0.4)	37.8
Interest expense, net							24.2
Gain on hedging activities, net							(62.5)
Debt refinancing expense							8.1
Total other income, net							(30.2)
Income before income taxes							68.0

(1)
In third quarter 2012, the Company expensed $3.5 million of contingency costs related to assembling a back-up labor force during the renegotiation of its collective bargaining agreement at its New Madrid smelter.

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Nine months ended September 30, 2011
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	52.0	182.2	498.8	488.3	—	—	1,221.3
Intersegment	63.4	135.0	62.3	—	—	(260.7)	—
Total sales	115.4	317.2	561.1	488.3	—	(260.7)	1,221.3

Capital expenditures	6.7	9.4	18.7	8.4	0.9	—	44.1

Reconciliation of segment profit (loss) to operating income:
Segment profit (loss)	19.2	73.9	117.6	41.8	(21.8)	0.1	230.8
Depreciation and amortization	(7.6)	(15.7)	(34.8)	(14.1)	(0.9)	—	(73.1)
Last in, first out and lower of cost or market inventory adjustments	—	—	(10.4)	(7.6)	—	0.7	(17.3)
Loss on disposal of assets	0.7	—	(1.6)	(0.9)	—	—	(1.8)
Non-cash pension, accretion and stock compensation	(0.4)	(0.4)	(2.2)	(1.8)	(4.8)	—	(9.6)
Relocation and severance	—	(0.2)	(0.8)	(0.2)	(0.6)	—	(1.8)
Consulting fees	—	—	—	—	(1.8)	—	(1.8)
Cash settlements on hedging transactions	—	—	(0.1)	(2.4)	—	—	(2.5)
Other, net	0.1	(0.3)	(0.1)	—	(3.7)	(1.7)	(5.7)
Operating income (loss)	12.0	57.3	67.6	14.8	(33.6)	(0.9)	117.2
Interest expense, net							16.4
Gain on hedging activities, net							(65.6)
Total other income, net							(49.2)
Income before income taxes							166.4

ADJUSTED EBITDA
(in millions)
(unaudited)
Management uses "Adjusted EBITDA" as a liquidity measure in respect of the ratios disclosed below, as defined in the Company’s debt agreements. As used herein, Adjusted EBITDA means net income before income taxes, net interest expense, and depreciation and amortization, adjusted to eliminate certain non-cash expenses and other specified items of income or expense as outlined below (in millions):

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended
					September 30,	December 31,
	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$
Adjusted EBITDA	0.5	54.0	74.1	212.2	97.7	235.8
Last in, first out and lower of cost or market inventory adjustments (a)	10.0	1.9	14.3	(17.3)	19.0	(12.6)
Gain (loss) on disposal of assets	(1.2)	(0.3)	1.4	(1.8)	(0.1)	(3.3)
Non-cash pension, accretion and stock compensation	(4.0)	(2.6)	(13.1)	(9.6)	(15.9)	(12.4)
Relocation and severance	(0.1)	(1.2)	(0.5)	(1.8)	(1.6)	(2.9)
Consulting fees	(0.2)	(1.4)	(0.7)	(1.8)	(1.2)	(2.3)
Interest rate swap	—	—	—	(2.3)	(2.3)	(4.6)
Debt refinancing expense	—	—	(8.1)	—	(8.1)	—
Non-cash derivative gains (b)	37.4	25.9	99.1	83.9	132.2	117.0
Other, net	(4.2)	(8.6)	(4.1)	(5.6)	(7.7)	(9.2)
Depreciation and amortization	(23.6)	(25.0)	(70.2)	(73.1)	(94.8)	(97.7)
Interest expense, net	(8.9)	(5.2)	(24.2)	(16.4)	(29.3)	(21.5)
Income tax	(1.9)	(6.7)	(22.7)	(49.9)	(18.2)	(45.4)
Net income	3.8	30.8	45.3	116.5	69.7	140.9

(a)
The Company’s New Madrid smelter and the Company's rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventories held at the New Madrid smelter and the rolling mills. Product inventories at Gramercy and St. Ann and supplies inventories at New Madrid are stated at lower of weighted-average cost or market, and are not subject to the LIFO adjustment. The Company also reduces inventories to the lower of cost (adjusted for purchase accounting) or market value.

(b)
The Company uses derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in the Company’s industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, the Company’s working capital needs; and does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider the Company’s Adjusted EBITDA as an alternative to operating income or net income, determined in accordance with U.S. GAAP, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of the Company’s cash flows or as a measure of liquidity.

The following table reconciles Adjusted EBITDA to cash flow from operating activities for the periods presented (in millions):

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended
	2012	2011	2012	2011	September 30, 2012	December 31, 2011
	$	$	$	$	$	$
Adjusted EBITDA	0.5	54.0	74.1	212.2	97.7	235.8
Stock compensation expense	0.9	0.9	3.9	4.4	4.8	5.3
Changes in other assets	(2.6)	1.2	(6.0)	(5.7)	(7.0)	(6.7)
Changes in pension, other post-retirement liabilities and other long-term liabilities	(2.4)	(11.6)	(1.3)	(13.9)	(1.7)	(14.3)
Changes in current operating assets and liabilities	25.9	21.1	(22.9)	(8.1)	16.0	30.8
Changes in current income taxes	0.1	(14.4)	(20.6)	(52.9)	(38.2)	(70.5)
Changes in accrued interest	(8.2)	(4.5)	(22.1)	(5.4)	(26.5)	(9.8)
Non-cash pension, accretion and stock compensation	(4.0)	(2.6)	(13.1)	(9.6)	(15.9)	(12.4)
Restructuring, relocation and severance	(0.1)	(1.2)	(0.5)	(1.8)	(1.6)	(2.9)
Consulting and sponsor fees	(0.2)	(1.4)	(0.7)	(1.8)	(1.2)	(2.3)
Interest rate swaps	—	—	—	(2.3)	(2.3)	(4.6)
Other, net	(5.4)	(7.8)	(4.6)	(4.8)	(7.6)	(7.8)
Cash flow provided by (used in) operating activities	4.5	33.7	(13.8)	110.3	16.5	140.6

Covenant Compliance and Financial Ratios
Certain covenants contained in the Company's debt agreements governing the senior secured credit facilities and the indentures governing the Company's Notes restrict its ability to take certain actions if it is are unable to meet certain ratios including, among others:(i) the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis, to fixed charges (the "Fixed-Charge Coverage Ratio") or (ii) the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis and subtracting certain cash payments, including certain taxes, capital expenditures and dividends, to fixed charges (the "Revolver Fixed-Charge Coverage Ratio") or (iii) the ratio of senior first-lien secured net debt to Adjusted EBITDA, calculated on a trailing four-quarter basis (the "Net Senior Secured Leverage Ratio"). The actions which could be restricted include incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales. Upon the occurrence of certain events, such as a change of control, the Company could be required to repay or refinance its indebtedness. Furthermore, its ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the applicable covenants, which amounts accumulate with reference to Adjusted EBITDA, or net income, on a quarterly basis.

Certain of the minimum or maximum ratio levels set forth in the Company's covenants as conditions to its undertaking certain actions and its actual performance are summarized below:

		Requirements	Actual as of
			September 30, 2012	December 31, 2011
AcquisitionCo Notes (1)	Fixed Charge Coverage Ratio	Minimum 2.0 to 1.0	2.6 to 1.0	8.9 to 1.0
2012 Revolver (2)	Revolver Fixed Charge Coverage Ratio	Minimum 1.0 to 1.0	--	3.6 to 1.0
2012 Term B Loan and 2012 Revolver (3)	Total Net Senior First Lien Secured Leverage Ratio	Maximum 2.25 to 1.0	2.9 to 1.0	0.9 to 1.0

(1)
For Noranda AcquisitionCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended September 30, 2012 and the year ended December 31, 2011 were $38.0 million and $26.5 million, respectively.

(2)
As defined in the credit agreement governing 2012 Revolver, fixed charges for the four quarters ended September 30, 2012 and the year ended December 31, 2011 were $29.1 million and $34.7 million, respectively. For the four quarters ended September 30, 2012, the Revolver Fixed-Charge Coverage Ratio was less than 1.0 to 1.0.

(3)
As used in calculating this ratio, "senior first-lien secured net debt" means the amount outstanding under the 2012 Term B Loan and 2012 Revolver immediately following the 2012 Refinancing (for the actual ratio as of December 31, 2011) or outstanding as of September 30, 2012 (for the actual ratio as of September 30, 2012) and any debt secured by a first priority lien on assets of Noranda AcquisitionCo and/or any of its subsidiaries, less "unrestricted cash" and "permitted investments" (as defined under the Company's 2012 Senior Secured Credit Facilities) up to a cap of $100.0 million. The ratios presented are assuming the 2012 Refinancing had been in place at December 31, 2011. Under this assumption, at September 30, 2012 and December 31, 2011, senior first lien secured debt was $323.4 million and $325.0 million, respectively, and unrestricted cash and permitted investments were $33.1 million and $100.0 million (including the approximate $73.0 million increase in cash immediately following the 2012 Refinancing and 2012 Tender Offer), respectively, resulting in senior first lien secured net debt of $290.3 million and $225.0 million, respectively.

Because the Company did not satisfy certain financial ratio levels relevant to these covenants as of September 30, 2012, it may be limited in its ability to expand borrowings under existing term loan facilities, incur additional secured or unsecured debt, make acquisitions or certain other investments, or engage in mergers and pay dividends. These restrictions do not interfere with the day-to-day-conduct of the Company's business. Based on the debt agreement provisions pertaining to dividends, the Company does not expect these restrictions to affect its ability to continue paying the current $0.04 per share regular quarterly dividend in the foreseeable future, although its Board of Directors retains the ability to change the amount of such dividends, including the right not to declare any such dividends.
Because the Revolver Fixed Charge Coverage Ratio (as defined above) was less than 1.0 to 1.0 as of September 30, 2012, the Company must maintain at least $20 million of available borrowing capacity under its 2012 Revolver. The Company's debt agreements do not otherwise require it to maintain any financial performance metric or ratio in order to avoid a default.

NORANDA ALUMINUM HOLDING CORPORATION
NET CASH COST OF PRIMARY ALUMINUM
(unaudited)
Unit net cash cost for primary aluminum per pound represents the costs of producing commodity grade aluminum net of value-added premiums on primary aluminum sales. The Company has provided unit net cash cost per pound of aluminum shipped because it provides investors with additional information to measure operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus unit net costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in primary aluminum, alumina and bauxite production and sales volumes, natural gas and oil related costs, seasonality in electrical contract rates, and increases or decreases in other production related costs. Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. The following table shows the calculation of integrated net cash cost of primary aluminum:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Total primary aluminum cash cost (in millions)	$128.1	$119.7	$346.1	$314.7
Total shipments (pounds, in millions)	138.8	148.6	427.2	435.6
Integrated primary aluminum net cash cost (per pound)	$0.92	$0.81	$0.81	$0.72

(a) Total primary aluminum cash cost is calculated below (in millions):
Total Primary Aluminum revenue	$147.2	$187.7	$471.3	$561.1
Less: fabrication premiums and other revenue	(13.7)	(11.9)	(40.2)	(35.6)
Realized Midwest Transaction Price revenue	133.5	175.8	431.1	525.5
Primary Aluminum segment profit	3.1	21.8	51.9	117.6
Alumina segment profit	1.8	23.4	29.2	73.9
Bauxite segment profit	0.3	6.8	3.9	19.2
Eliminations	0.2	4.1	—	0.1
Total	5.4	56.1	85.0	210.8
Total primary aluminum cash cost (in millions)	$128.1	$119.7	$346.1	$314.7

NORANDA ALUMINUM HOLDING CORPORATION
CALCULATION OF DILUTED EARNINGS PER SHARE,
EXCLUDING SPECIAL ITEMS
(in millions, except per share information)
(unaudited)
"Net income, excluding special items" means net income adjusted to eliminate the impact of certain transactions and events referred to as "special items," as listed herein. "Diluted earnings per share, excluding special items" refers to net income excluding special items, divided by the number of diluted weighted-average common shares outstanding. Management has provided net income, excluding special items and diluted earnings per share, excluding special items because the measure provides investors with additional information with which to measure operating results. Using these metrics, investors are able to assess the impact of certain transactions and events on earnings and to compare net income from period to period with the impact of those transactions and events removed from all periods. Management believes this metric is a valuable tool in assisting investors to compare financial results from period to period.
Net income, excluding special items may not be comparable to similarly titled measures used by other companies. Net income, excluding special items should not be considered in isolation from or as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Net income, excluding special items has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP.
Special items and diluted earnings (loss) per share, excluding special items are outlined below (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	$	$	$	$
	Increase (decrease) to net income		Increase (decrease) to net income
Special items:
Transaction costs (1)	—	—	(8.6)	—
Modification of stock options (2)	—	—	(1.2)	—
Release of indemnification receivables related to uncertain tax positions (3)	—	(3.4)	—	(3.4)
Gain on sale of idle mill equipment	—	—	4.5	—
Gain on hedging activities	25.4	19.5	62.5	65.6
Labor negotiation contingency cost (4)	(3.5)	—	(3.5)	—
Total special items (pre-tax)	21.9	16.1	53.7	62.2

Diluted earnings per share, excluding special items:
Pre-tax income	5.7	37.5	68.0	166.4
Pre-tax impact of special items	(21.9)	(16.1)	(53.7)	(62.2)
Pre-tax income (loss), excluding special items	(16.2)	21.4	14.3	104.2
Income taxes, excluding special items (5)	(5.4)	7.0	4.8	34.0
Net income (loss), excluding special items	(10.8)	14.4	9.5	70.2
Weighted average common shares outstanding, diluted (shares, in millions) (6)	67.68	68.49	69.10	68.32
Diluted earnings (loss) per share, excluding special items	(0.16)	0.21	0.14	1.03

(1)
Includes $8.1 million of costs related to the 2012 refinancing and the related tender offer, including creditor and third-party fees as well as the write-off of deferred financing fees. This amount also includes $0.5 million of costs related to the public secondary offering of 10 million shares of common stock by Apollo.

(2)
During first quarter 2012, holders of stock options, service-vesting restricted stock and restricted stock units were paid cash for the $1.25 per share supplemental dividend. The Company accelerated $1.2 million of share-based payment compensation expense in connection with this award modification.

(3)
In third quarter 2011, the Company expensed $3.4 million of an indemnification receivable from Xstrata through selling, general and administrative expenses because statutes to examine certain income tax returns expired. Net income was not impacted by the release of this indemnification receivable as a corresponding tax benefit of $3.4 million was recorded.

(4)
In third quarter 2012, the Company expensed $3.5 million of contingency costs related to assembling a back-up labor force during the renegotiation of its collective bargaining agreement at its New Madrid smelter.

(5)
For the three and nine months ended September 30, 2011, the income tax impact of special items includes a $5.4 million and $5.3 million income tax benefit, respectively, related to the release of a portion of the company's reserve for uncertain tax positions. Income taxes, excluding special items were calculated using the Company's effective tax rate from continuing operations, which was 33.5% for the three and nine months ended September 30, 2012 and 32.6% for the three and nine months ended September 30, 2011.

(6)
Due to the third quarter 2012 net loss excluding special items, potential common shares were excluded from the weighted average common shares outstanding because these potential shares would have been antidilutive.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.
Forward-looking statements contain words such as "believes," "expects," "may," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management believes that these measures are helpful to investors in measuring financial performance and comparing performance to that of its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent non-GAAP financial measures are discussed on the earnings call, a reconciliation of each measure to the most directly comparable U.S. GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
For Question-and-Answer Participants
Participants are strongly encouraged to pre-register for the conference call using the URL below, as it will expedite entry into the conference call. Pre-registrants are issued an individual PIN number that provides immediate access into the live conference call. If you do not wish to pre-register, please dial the appropriate number below at least 15 minutes prior to the start of the call to participate in the question-and-answer session.
Preregistration URL: https://www.theconferencingservice.com/prereg/key.process?key=PLPBGNYTP
U.S. participants: 888-680-0890
International participants: 617-213-4857
Participant Passcode: 50177860

Contact
Robert Mahoney
Chief Financial Officer
(615) 771-5752
robert.mahoney@noralinc.com